Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS SECOND QUARTER RESULTS
FULL YEAR GAAP DILUTED EPS GUIDANCE REVISED TO REFLECT
DEBT EXTINGUISHMENT AND INTEGRATION COSTS
FULL YEAR ADJUSTED EPS GUIDANCE RAISED AND NARROWED

Second Quarter Year-over-year Highlights:

•	Net revenues increased 17.6% to $43.7 billion

•	GAAP operating profit increased 3.9% to $2.4 billion; operating profit excluding acquisition-related transaction and integration costs increased 6.5%

•	GAAP diluted EPS decreased from $1.12 to $0.86, primarily driven by a loss on early extinguishment of debt and acquisition-related integration costs

•	Adjusted EPS increased 8.3% to $1.32

Year-to-date Highlights:

•	Cash flow from operations of $4.0 billion

•	Generated free cash flow of $2.9 billion

2016 Guidance:

•	Full year GAAP diluted EPS revised to $4.92 to $5.00 from $5.24 to $5.39, to reflect the impact of the loss on early extinguishment of debt and second quarter acquisition-related integration costs

•	Full year Adjusted EPS raised and narrowed to $5.81 to $5.89 from $5.73 to $5.88

•	Provided third quarter GAAP diluted EPS of $1.38 to $1.41, including a loss on early extinguishment of debt and excluding acquisition-related integration costs

•	Provided third quarter Adjusted EPS of $1.55 to $1.58

•	Raised full year cash flow from operations to $8.8 to $9.1 billion from $7.6 to $7.9 billion; free cash flow raised to $6.3 to $6.6 billion from $5.3 to $5.6 billion

WOONSOCKET, RHODE ISLAND, August 2, 2016 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended June 30, 2016.

Revenues

Net revenues for the three months ended June 30, 2016 increased 17.6%, or $6.6 billion, to $43.7 billion, compared to the three months ended June 30, 2015. Revenues in the Pharmacy Services Segment increased 20.7%, or $5.1 billion, to $29.5 billion in the three months ended June 30, 2016. The increase was primarily driven by increased pharmacy network claim volume and growth in specialty pharmacy. Pharmacy network claims processed during the three months ended June 30, 2016 increased 22.6% to 280.5 million, compared to 228.8 million in the prior year. The increase in pharmacy network claim volume was primarily due to the growth in net new business. Mail choice claims processed during the three months ended June 30, 2016, increased 3.9%, to 22.2 million, compared to 21.3 million in the prior year. The increase in mail choice claims was primarily driven by the continued adoption of our Maintenance Choice® offerings.

Revenues in the Retail/LTC Segment increased 16.0%, or $2.8 billion, to approximately $20.0 billion, in the three months ended June 30, 2016. The increase was primarily driven by the addition of the long-term care ("LTC") pharmacy operations acquired as part of the acquisition of Omnicare, Inc. ("Omnicare") in August 2015, the addition of the pharmacies and clinics of Target Corporation ("Target") acquired in December 2015 and pharmacy same store sales growth. Same store sales increased 2.1% versus the second quarter of 2015. Pharmacy same store sales rose 3.9% and pharmacy same store prescription volumes rose 3.5% on a 30-day equivalent basis. Pharmacy same store sales were negatively affected by approximately 355 basis points from recent generic drug introductions. Front store same store sales decreased 2.5%, including the effect of the shift of Easter from April in 2015 to March in 2016, which resulted in a decrease in front store same store sales of approximately 80 basis points. Front store same store sales were also negatively affected by softer customer traffic, partially offset by an increase in basket size.

For the three months ended June 30, 2016, the generic dispensing rate increased approximately 155 basis points to 85.4% in the Pharmacy Services Segment and increased approximately 110 basis points to 86.1% in the Retail/LTC Segment.

Operating Profit

For the three months ended June 30, 2016, consolidated operating profit increased $88 million, or 3.9%. Excluding acquisition-related integration costs of $81 million in 2016 and acquisition-related transaction costs of $21 million in 2015, consolidated operating profit increased $148 million, or 6.5%, from $2,283 million for the three months ended June 30, 2015 to $2,431 million for the three months ended June 30, 2016. For the three months ended June 30, 2016, operating profit increased by $98 million, or 10.4%, in the Pharmacy Services Segment and by $24 million, or 1.4%, in the Retail/LTC Segment. Excluding acquisition-related integration costs of $81 million, the Retail/LTC Segment operating profit grew $105 million, or 6.2%, from $1,681 million for the three months ended June 30, 2015 to $1,786 million for the three months ended June 30, 2016. Both segments benefited from the Omnicare acquisition and increased generic drugs dispensed. The Pharmacy Services Segment was also positively affected by growth in specialty pharmacy, growth in Medicare Part D lives and favorable purchasing economics. The Retail/LTC Segment was also positively affected by the acquisition of the pharmacies and clinics of Target and an improved front store margin rate. These positive factors for both segments were partially offset by continued pricing and reimbursement pressure.

Net Income and Earnings Per Share

Net income for the three months ended June 30, 2016 was $0.9 billion, a decrease of $348 million or 27.3%. The decrease was primarily driven by a loss on early extinguishment of debt of $542 million, an increase in interest expense of $114 million and $81 million of acquisition-related integration costs, partially offset by an increase in operating profit. The increase in interest expense is primarily due to the issuance of $15 billion of long-term debt in July 2015 that was used to acquire Omnicare and the pharmacies and clinics of Target, as well as the debt assumed through the acquisition of Omnicare in August 2015.

GAAP earnings per diluted share (“GAAP diluted EPS”) for the three months ended June 30, 2016 was $0.86, compared to $1.12 in the prior year. Adjusted earnings per share (“Adjusted EPS”) for the three months ended June 30, 2016 and 2015, was $1.32 and $1.22, respectively. Adjusted EPS excludes $197 million and $131 million of intangible asset amortization for the three months ended June 30, 2016 and 2015, respectively. Adjusted EPS for the three months ended June 30, 2016 also excludes $81 million of acquisition-related integration costs and the loss on early extinguishment of debt of $542 million. Adjusted EPS for the three months ended June 30, 2015 also excludes $21 million of acquisition-related transaction costs and $36 million of acquisition-related bridge financing costs. Further detail is shown in the Adjusted Earnings Per Share reconciliation later in this release.

President and Chief Executive Officer Larry Merlo stated, “I'm very pleased with our solid second quarter results across the enterprise. Operating profit in the Retail/LTC Segment was in line with expectations while operating profit in the Pharmacy Services Segment exceeded expectations. At the same time, we have generated substantial free cash flow year-to-date and continued to return significant value to our shareholders through dividends and share repurchases.”

Mr. Merlo continued, “With our differentiated value proposition, we see 2017 shaping up to be another very successful PBM selling season, with substantial gross and net new business to date. Given our outperformance in the second quarter and confidence in our expectations for the back half of this year, we are raising and narrowing our Adjusted EPS guidance and also raising our free cash flow guidance for 2016.”

Guidance

The Company revised full year GAAP diluted EPS to $4.92 to $5.00 from $5.24 to $5.39 to reflect the impact of the loss on early extinguishment of debt and second quarter acquisition-related integration costs. When the Company reports subsequent quarters, full-year 2016 GAAP diluted EPS is expected to be revised downward to reflect the impact from future acquisition-related integration costs that are not currently included in guidance. The Company raised and narrowed full year Adjusted EPS to $5.81 to $5.89 from $5.73 to $5.88, which excludes the loss on early extinguishment of debt and acquisition-related integration costs. Further detail is shown in the Adjusted Earnings Per Share Guidance reconciliation later in this release.

In the third quarter of 2016, the Company expects to deliver GAAP diluted EPS of $1.38 to $1.41, including a loss on early extinguishment of debt from a debt redemption that was completed in July 2016 and excluding acquisition-related integration costs. The Company expects to deliver Adjusted EPS of $1.55 to $1.58, which excludes the loss on early extinguishment of debt and acquisition-related integration costs. Further detail is shown in the Adjusted Earnings Per Share Guidance reconciliation later in this release.

The Company raised cash flow guidance for 2016 and now expects to deliver cash flow from operations of $8.8 billion to $9.1 billion, up from $7.6 billion to $7.9 billion, and 2016 free cash flow of $6.3 billion to $6.6 billion, up from $5.3 billion to $5.6 billion. Further detail is shown in the Free Cash Flow Guidance reconciliation later in this release.

Real Estate Program

During the three months ended June 30, 2016, the Company opened 20 new retail stores, two onsite pharmacies and closed 10 retail stores. In addition, the Company relocated 9 retail stores. As of June 30, 2016, the Company operated 9,652 retail stores, including pharmacies in Target stores, in 49 states, the District of Columbia, Puerto Rico and Brazil.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (ET) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,600 retail pharmacies, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with nearly 80 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, and expanding specialty pharmacy services, the Company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

 — Tables Follow —

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2016	2015	2016	2015

Net revenues	$43,725	$37,169	$86,940	$73,501
Cost of revenues	36,710	30,767	73,181	60,935
Gross profit	7,015	6,402	13,759	12,566
Operating expenses	4,665	4,140	9,233	8,172
Operating profit	2,350	2,262	4,526	4,394
Interest expense, net	280	166	563	300
Loss on early extinguishment of debt	542	—	542	—
Income before income tax provision	1,528	2,096	3,421	4,094
Income tax provision	604	824	1,350	1,601
Net income	924	1,272	2,071	2,493
Net income attributable to noncontrolling interest	—	—	(1)	—
Net income attributable to CVS Health	$924	$1,272	$2,070	$2,493

Net income per share attributable to CVS Health:
Basic	$0.86	$1.13	$1.91	$2.20
Diluted	$0.86	$1.12	$1.90	$2.19
Weighted average shares outstanding:
Basic	1,070	1,124	1,081	1,126
Diluted	1,075	1,132	1,087	1,134
Dividends declared per share	$0.425	$0.350	$0.850	$0.700

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
In millions, except per share amounts	2016	2015
Assets:
Cash and cash equivalents	$1,127	$2,459
Short-term investments	80	88
Accounts receivable, net	13,183	11,888
Inventories	14,177	14,001
Other current assets	881	722
Total current assets	29,448	29,158
Property and equipment, net	9,981	9,855
Goodwill	38,190	38,106
Intangible assets, net	13,639	13,878
Other assets	1,490	1,440
Total assets	$92,748	$92,437

Liabilities:
Accounts payable	$7,351	$7,490
Claims and discounts payable	8,938	7,653
Accrued expenses	7,244	6,829
Short-term debt	745	—
Current portion of long-term debt	2,291	1,197
Total current liabilities	26,569	23,169
Long-term debt	25,600	26,267
Deferred income taxes	4,260	4,217
Other long-term liabilities	1,553	1,542
Commitments and contingencies	—	—
Redeemable noncontrolling interest	—	39

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,704 shares issued and 1,065 shares outstanding at June 30, 2016 and 1,699 shares issued and 1,101 shares
outstanding at December 31, 2015	17	17
Treasury stock, at cost: 638 shares at June 30, 2016 and 597 shares at December 31,
2015	(33,010)	(28,886)
Shares held in trust: 1 share at June 30, 2016 and December 31, 2015	(31)	(31)
Capital surplus	31,454	30,948
Retained earnings	36,647	35,506
Accumulated other comprehensive income (loss)	(317)	(358)
Total CVS Health shareholders’ equity	34,760	37,196
Noncontrolling interest	6	7
Total shareholders’ equity	34,766	37,203
Total liabilities and shareholders’ equity	$92,748	$92,437

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2016	2015
Cash flows from operating activities:
Cash receipts from customers	$84,324	$71,014
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(70,851)	(58,129)
Cash paid to other suppliers and employees	(7,082)	(7,935)
Interest received	9	9
Interest paid	(615)	(311)
Income taxes paid	(1,762)	(1,627)
Net cash provided by operating activities	4,023	3,021

Cash flows from investing activities:
Purchases of property and equipment	(1,102)	(942)
Proceeds from sale-leaseback transactions	—	34
Proceeds from sale of property and equipment and other assets	11	14
Acquisitions (net of cash acquired) and other investments	(168)	(112)
Purchase of available-for-sale investments	(39)	(124)
Sale or maturity of available-for-sale investments	67	40
Net cash used in investing activities	(1,231)	(1,090)

Cash flows from financing activities:
Increase in short-term debt	745	803
Proceeds from issuance of long-term debt	3,455	—
Repayments of long-term debt	(3,579)	(550)
Purchase of noncontrolling interest in subsidiary	(39)	—
Dividends paid	(929)	(794)
Proceeds from exercise of stock options	122	211
Excess tax benefits from stock-based compensation	63	97
Repurchase of common stock	(3,960)	(2,934)
Other	(4)	—
Net cash used in financing activities	(4,126)	(3,167)
Effect of exchange rates on cash and cash equivalents	2	(1)
Net decrease in cash and cash equivalents	(1,332)	(1,237)
Cash and cash equivalents at the beginning of the period	2,459	2,481
Cash and cash equivalents at the end of the period	$1,127	$1,244

Reconciliation of net income to net cash provided by operating activities:
Net income	$2,071	$2,493
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,236	978
Stock-based compensation	107	88
Loss on early extinguishment of debt	542	—
Deferred income taxes and other non-cash items	75	6
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(1,279)	(1,211)
Inventories	(167)	(465)
Other current assets	(170)	131
Other assets	(53)	(48)
Accounts payable and claims and discounts payable	1,164	1,383
Accrued expenses	492	(241)
Other long-term liabilities	5	(93)
Net cash provided by operating activities	$4,023	$3,021

Non-GAAP Financial Measures

The following provides reconciliations of certain non-GAAP financial measures presented in this press release to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company uses the non-GAAP measures “Adjusted EPS” and “Free Cash Flow” to assess and analyze underlying business performance and trends. Management believes that providing these non-GAAP measures enhances investors’ understanding of the Company’s performance.

Adjusted Earnings per Share, or Adjusted EPS, is net income excluding the impact of the amortization of intangible assets, acquisition-related transaction and integration costs, acquisition-related bridge financing costs, charge related to a disputed 1999 legal settlement and loss on early extinguishment of debt divided by the Company’s weighted average diluted shares outstanding. The Company believes that this measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

The Company defines Free Cash Flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). Management uses this non-GAAP financial measure for internal comparisons and finds it useful in assessing year-over-year cash flow performance.

These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Adjusted EPS should be considered in addition to, rather than as a substitute for, income before income tax provision as a measure of our performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The Company’s definitions of Adjusted EPS and Free Cash Flow may not be comparable to similarly titled measurements reported by other companies.

Adjusted Earnings Per Share
(Unaudited)

The following is a reconciliation of income before income tax provision to Adjusted EPS:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2016	2015	2016	2015
Income before income tax provision	$1,528	$2,096	$3,421	$4,094
Non-GAAP adjustments:
Amortization of intangible assets	197	131	396	260
Acquisition-related transaction and integration costs(1)	81	21	142	21
Acquisition-related bridge financing costs(1)	—	36	—	36
Charge related to a disputed 1999 legal settlement	—	—	3	—
Loss on early extinguishment of debt	542	—	542	—
Adjusted income before income tax provision	2,348	2,284	4,504	4,411
Adjusted income tax provision	923	897	1,770	1,724
Adjusted net income	1,425	1,387	2,734	2,687
Net income attributable to noncontrolling interest	—	—	(1)	—
Income allocable to participating securities	(6)	(7)	(13)	(12)
Adjusted net income attributable to CVS Health	$1,419	$1,380	$2,720	$2,675

Weighted average diluted shares outstanding	1,075	1,132	1,087	1,134
Adjusted EPS	$1.32	$1.22	$2.50	$2.36

(1)	Costs associated with the acquisitions of Omnicare and the pharmacies and clinics of Target.

Free Cash Flow
(Unaudited)

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Six Months Ended June 30,
In millions	2016	2015

Net cash provided by operating activities	$4,023	$3,021
Subtract: Additions to property and equipment	(1,102)	(942)
Add: Proceeds from sale-leaseback transactions	—	34
Free cash flow	$2,921	$2,113

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services Segment and Retail/LTC Segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying condensed consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail/LTC Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
June 30, 2016:
Net revenues	$29,510	$19,998	$—	$(5,783)	$43,725
Gross profit(3)	1,367	5,837	—	(189)	7,015
Operating profit (loss)(3)	1,038	1,705	(220)	(173)	2,350
June 30, 2015:
Net revenues	24,442	17,242	—	(4,515)	37,169
Gross profit	1,241	5,322	—	(161)	6,402
Operating profit (loss)(4)	940	1,681	(215)	(144)	2,262
Six Months Ended
June 30, 2016:
Net revenues	58,275	40,110	—	(11,445)	86,940
Gross profit(3)	2,469	11,667	—	(377)	13,759
Operating profit (loss)(3)	1,820	3,482	(432)	(344)	4,526
June 30, 2015:
Net revenues	48,321	34,193	—	(9,013)	73,501
Gross profit	2,267	10,617	—	(318)	12,566
Operating profit (loss)(4)	1,675	3,408	(404)	(285)	4,394

(1)
Net revenues of the Pharmacy Services Segment include approximately $2.6 billion and $2.2 billion of retail co-payments for the three months ended June 30, 2016 and 2015, respectively, as well as $5.6 billion and $4.7 billion of retail co-payments for the six months ended June 30, 2016 and 2015, respectively.

(2)
Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur in the following ways: when members of Pharmacy Services Segment clients (“members”) fill prescriptions at our retail stores to purchase covered products, when members enrolled in programs such as Maintenance Choice ® elect to pick up maintenance prescriptions at one of our retail stores instead of receiving them through the mail, or when members have prescriptions filled at our long-term care pharmacies. When these occur, both the Pharmacy Services and Retail/LTC segments record the revenues, gross profit and operating profit on a standalone basis.

(3)
The Retail/LTC Segment gross profit and operating profit for the three months ended June 30, 2016 includes $6 million and $81 million, respectively, of acquisition-related integration costs. The Retail/LTC Segment gross profit and operating profit for the six months ended June 30, 2016 includes $10 million and $142 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(4)	The Corporate Segment operating loss for the three and six months ended June 30, 2015 includes $21 million of acquisition-related transaction costs.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2016	2015	2016	2015

Net revenues	$29,510	$24,442	$58,275	$48,321
Gross profit	1,367	1,241	2,469	2,267
Gross profit % of net revenues	4.6%	5.1%	4.2%	4.7%
Operating expenses	329	301	649	592
Operating expense % of net revenues	1.1%	1.2%	1.1%	1.2%
Operating profit	1,038	940	1,820	1,675
Operating profit % of net revenues	3.5%	3.8%	3.1%	3.5%
Net revenues:
Mail choice(1)	$10,646	$9,107	$20,796	$17,857
Pharmacy network(2)	18,778	15,267	37,314	30,326
Other	86	68	165	138
Pharmacy claims processed:
Total	302.7	250.1	607.4	501.3
Mail choice(1)	22.2	21.3	43.8	41.7
Pharmacy network(2)	280.5	228.8	563.6	459.6
Generic dispensing rate:
Total	85.4%	83.9%	85.3%	83.7%
Mail choice(1)	78.0%	76.3%	77.7%	76.2%
Pharmacy network(2)	86.0%	84.6%	85.9%	84.4%
Mail choice penetration rate	18.1%	20.7%	17.9%	20.2%

(1)
Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims inclusive of Specialty Connect® claims filled at our retail stores, as well as prescriptions filled at our retail stores under the Maintenance Choice® program.

(2)
Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category. Pharmacy network is defined as claims filled at retail stores and specialty retail pharmacies, including our retail stores and long-term care pharmacies, but excluding Maintenance Choice activity.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2016	2015	2016	2015

Net revenues	$19,998	$17,242	$40,110	$34,193
Gross profit(1)	5,837	5,322	11,667	10,617
Gross profit % of net revenues	29.2%	30.9%	29.1%	31.0%
Operating expenses(1)	4,132	3,641	8,185	7,209
Operating expense % of net revenues	20.7%	21.1%	20.4%	21.1%
Operating profit	1,705	1,681	3,482	3,408
Operating profit % of net revenues	8.5%	9.7%	8.7%	10.0%
Prescriptions filled (90 Day = 3 Rx)(2)	300.9	244.1	606.0	485.5
Net revenue increase (decrease):
Total	16.0%	2.2%	17.3%	2.5%
Pharmacy	21.2%	5.2%	22.4%	5.2%
Front store	(0.6)%	(5.1)%	1.0%	(4.4)%
Total prescription volume (90 Day = 3 Rx)(2)	23.2%	6.0%	24.8%	6.1%
Same store increase (decrease)(3):
Total sales	2.1%	0.5%	3.1%	0.8%
Pharmacy sales	3.9%	4.1%	4.7%	4.2%
Front store sales	(2.5)%	(7.8)%	(0.9)%	(7.0)%
Prescription volume (90 Day = 3 Rx)(2)	3.5%	4.8%	4.7%	4.9%
Generic dispensing rate	86.1%	85.0%	85.9%	84.7%
Pharmacy % of total revenues	74.8%	71.6%	74.7%	71.6%

(1)
Gross profit and operating expenses for the three months ended June 30, 2016 include $6 million and $75 million, respectively, of acquisition-related integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target. Gross profit and operating expenses for the six months ended June 30, 2016 include $10 million and $132 million, respectively, of acquisition-related integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(2)
Includes the adjustment to convert 90-day, non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(3)	Same store sales and prescriptions exclude revenues from MinuteClinic®, and revenue and prescriptions from stores in Brazil, long-term care operations and from commercialization services.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also “Non-GAAP Financial Measures” above for more information on how we calculate Adjusted EPS.

In millions, except per share amounts	Year Ending December 31, 2016

Income before income tax provision(1)	$8,746	$8,921
Non-GAAP adjustments:
Amortization of intangible assets	795	795
Acquisition-related integration costs(1)	142	142
Charge related to a disputed 1999 legal settlement	3	3
Loss on early extinguishment of debt(2)	644	644
Adjusted income before income tax provision	10,330	10,505
Adjusted income tax provision	4,017	4,103
Adjusted net income	6,313	6,402
Net income attributable to noncontrolling interest	(2)	(2)
Income allocable to participating securities	(33)	(33)
Adjusted net income attributable to CVS Health	$6,278	$6,367

Weighted average diluted shares outstanding	1,081	1,081
Adjusted earnings per share	$5.81	$5.89

In millions, except per share amounts	Three Months Ending September 30, 2016

Income before income tax provision(1)	$2,459	$2,526
Non-GAAP adjustments:
Amortization of intangible assets	195	195
Loss on early extinguishment of debt(3)	102	102
Adjusted income before income tax provision	2,756	2,823
Adjusted income tax provision	1,087	1,115
Adjusted net income	1,669	1,708
Net income attributable to noncontrolling interest	(1)	(1)
Income allocable to participating securities	(8)	(9)
Adjusted net income attributable to CVS Health	$1,660	$1,698

Weighted average diluted shares outstanding	1,075	1,075
Adjusted earnings per share	$1.55	$1.58

(1)	Excludes anticipated acquisition-related integration costs for the acquisitions of Omnicare and the pharmacies and clinics of Target for the period from July 1, 2016 through December 31, 2016.

(2)
Includes $542 million loss on early extinguishment of debt from the tender offers that closed in June 2016, as well as the approximately $102 million loss on early extinguishment of debt from the redemption of certain senior notes in June 2016 that closed in July 2016. See Note 5, "Borrowings" in the Company's Form 10-Q for the quarter ended June 30, 2016 for further information.

(3)
Includes approximately $102 million loss on early extinguishment of debt from the redemption of certain senior notes in June 2016 that closed in July 2016. See Note 5, "Borrowings" in the Company's Form 10-Q for the quarter ended June 30, 2016 for further information.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also “Non-GAAP Financial Measures” above for more information on how we calculate Free Cash Flow.

In millions	Year Ending December 31, 2016

Net cash provided by operating activities	$8,775	$9,075
Subtract: Additions to property and equipment	(2,750)	(2,650)
Add: Proceeds from sale-leaseback transactions	275	175
Free cash flow	$6,300	$6,600